Exhibit 99.2

FOR IMMEDIATE RELEASE

Gores Holdings III, Inc. Completes

$400 Million Initial Public Offering

LOS ANGELES, CA, September 11, 2018 — Gores Holdings III, Inc. (the “Company”), a blank check company sponsored by an affiliate of The Gores Group, LLC, a global investment firm founded in 1987 by Alec Gores, and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 40,000,000 units, which includes 2,500,000 units issued pursuant to the partial exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $400,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the NASDAQ Capital Market under the ticker symbol “GRSHU” on September 7, 2018. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant. Each whole warrant will entitle the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “GRSH” and “GRSHW,” respectively.

Deutsche Bank Securities Inc. is serving as the underwriter for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (the “SEC”) on September 6, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Jennifer Kwon Chou

The Gores Group

(310) 209-3010

or

Terry Fahn

Sitrick And Company

(310) 788-2850